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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the following Registration
Statements: 1991 Stock Option Plan (File #33-48505), 1996 Stock Option Plan (File #333-24857), Robert Whitty Stock Option Plan (File #333-18109), 1998 Stock Option Plan (File #333-81259), 2000 Employee Stock Option Plan (File #333-62026) and the 2000-B Employee Stock Option Plan (File #333-62028) on Form S-8 of our report dated March 5, 2004 relating to the consolidated financial statements of EDAC Technologies Corporation and subsidiaries (the "Company") as of and for the year ended January 3, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to revisions to the Company's consolidated financial statements for the year ended December 29, 2001 due to adoption of Statement of Financial Accounting Standards ("SFAS") No. 145), incorporated by reference in the Annual Report on Form 10-K of EDAC Technologies Corporation for the year ended January 3, 2004. We have expressed no opinion or other form of assurance on the Company's 2001 financial statements other than with respect to the procedures performed due to adoption of SFAS No. 145.

Glastonbury, Connecticut
March 16, 2004